CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-146944 on Form N-2 of our report dated December 17, 2009, relating to the financial statements and financial highlights of Calamos Global Total Return Fund, appearing in the Statement of Additional Information, and to the references to us under the headings “Financial Highlights” and “Experts” in the Prospectus, “Financial Highlights” and “Experts” in the Prospectus Supplement, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 11, 2010